Exhibit 99.2

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Dow Chair and CEO Jim Fitterling to Become Executive Chair; Karen S. Carter Appointed Chief Executive Officer

MIDLAND, Mich. – April 14, 2026 – Dow (NYSE: DOW) today announced that Jim Fitterling, Chair and Chief Executive Officer, will become Executive Chair of the Board, effective July 1, 2026. The Dow Board of Directors has appointed Karen S. Carter, currently Chief Operating Officer, as Chief Executive Officer, effective July 1, 2026. Carter will also join Dow’s Board of Directors at that time. Richard Davis will continue to serve as Dow’s Independent Lead Director.

Today’s announcement reflects the culmination of a multi-year, thoughtful succession planning process and supports continuity as Dow continues to advance its strategy as a world leading materials science company.

“On behalf of the Board, I want to thank Jim for his exceptional leadership and continued contributions to Dow,” said Davis. “Jim has led the company through a period of significant transformation while strengthening Dow’s strategy, culture and long-term positioning. We are equally pleased to congratulate Karen on her appointment as CEO. She is a disciplined, highly respected leader with a deep understanding of Dow’s businesses and customers. This appointment reflects our confidence in her ability to lead Dow forward into its next chapter of growth and value creation for customers, employees and shareholders.”

A Legacy of Transformation and Value Creation

During his tenure as CEO, Jim Fitterling has played a pivotal role in reshaping Dow into a more focused, resilient and innovation-driven enterprise, with an emphasis on higher-growth, consumer demand-led markets. Since becoming CEO in 2018 and Board Chair in 2020, he has guided Dow through its spin-out from DowDuPont, navigated the enterprise through macroeconomic and geopolitical challenges, and transformed Dow by advancing its sustainability ambitions and reinforcing a culture centered on safety, performance and inclusion.

“Serving as CEO of Dow has been the privilege of a lifetime,” said Fitterling. “Together with our employees and leadership team, we have transformed Dow into a stronger, more focused company with the right strategy, capabilities and culture for the future. I look forward to continuing to support Dow as Executive Chair and working closely with Karen to help ensure continuity and strong execution.”

In his new role, Fitterling will continue to chair the Board and focus on long-term strategy, governance, and key external relationships, while supporting continuity in leadership and execution.

A Proven Leader to Lead Dow Forward

Karen S. Carter brings more than three decades of experience at Dow, with deep operational expertise and a strong track record of delivering results across the enterprise. As Chief Operating Officer, she has overseen business and operational performance company-wide, with responsibility for Dow’s operating segments and key functional organizations, while strengthening customer engagement and accelerating innovation.

Previously, Carter served as President of Dow’s Packaging & Specialty Plastics, the company’s largest operating segment, where she led value growth through asset upgrades, capacity expansions and improved reliability, while advancing circular economy solutions in close partnership with customers and brand owners. She has also held senior leadership roles across business, commercial, and corporate functions, giving her a uniquely holistic perspective on Dow’s operations.

“I am deeply honored to assume the role of CEO and lead Dow into our next chapter,” said Carter. “Dow has extraordinary people, world-class assets and leading positions in the markets we serve. Our focus remains unwavering: delivering reliable and innovative solutions for our customers, and long-term value for our employees and our shareholders, while accelerating our transformation to set a new competitive standard for best-in-class performance. I look forward to continuing my partnership with Jim in his new role as Executive Chair, and to working with the Board and all of Team Dow to advance our strategy and deliver on our priorities.”

About Dow

Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, customer-focused innovation and leading business positions enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 29 countries and employ approximately 34,600 people. Dow delivered sales of approximately $40 billion in 2025. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us at www.dow.com.

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For further information, please contact:

Name

Rachelle Schikorra

ryschikorra@dow.com

Sarah Young

syoung3@dow.com

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